ESCROW AGREEMENT

Date:	July 9, 2006

To:	Dibb Lupton Alsop 41/F Bank of China Tower, 1 Garden Road, Central Hong Kong Attn: Christopher Clarke/Eugene Choi

Dear Sirs,

Re:	Share Purchase Agreement relating to the sale and purchase of 1,526,773,301 shares in PCCW Limited dated the same date hereof (the “Agreement”)

We refer to the Agreement, a copy of which has been provided to you. This is the “Escrow Agreement” referred to in Clause 4.2 of the Agreement.

Pacific Century Regional Developments Limited (the “Seller”) and Fiorlatte Limited (the “Purchaser”) (together, the “Parties”) have agreed upon certain escrow arrangements relating to the amount of HK$500,000,000 (the “Cash Amount”). Accordingly, we, the Parties, hereby jointly appoint Dibb Lupton Alsop as escrow agent (the “Escrow Agent”) in respect of the Cash Amount on and subject to the following terms and conditions:

1.	Unless otherwise provided in this Escrow Agreement, words and expressions defined in the Agreement shall bear the same meanings where used herein. References to “Clause” herein shall be to the clause of the Agreement.

2.	The Purchaser shall deposit the sum of the Cash Amount on the day following the date hereof into an interest-bearing, HK$ account maintained by the Escrow Agent with a licensed bank in Hong Kong (the “Bank”) in such name as the Escrow Agent shall designate (the “Escrow Account”). All amounts held in the Escrow Account, including all interest accrued (if any), and net of all bank charges payable from time to time, shall constitute the “Escrow Amount”.

3.	This Agreement and the duties and obligations of the Escrow Agent set out in this Escrow Agreement (the “Escrow Obligations”) shall be terminated upon:

(a) the full amount of the Cash Amount having not been deposited into, or available in, the Initial Account within 30 days of the date hereof; or

(b) a joint notice of instruction from the Seller and the Purchaser, issued to the Escrow Agent in accordance with this Escrow Agreement, that Completion has not taken place,

and, in each case, the Escrow Agent shall return the full Escrow Amount (if any),

after deducting the Fee and Reimbursement (if any) set out in paragraph 13 below, to the Purchaser within two Business Days of the occurrence of that event.

4.	The Parties hereby agree and irrevocably and jointly instruct the Escrow Agent to release immediately upon the Escrow Agent’s receipt of an irrevocable joint payment instruction in the form set out in Schedule 1 (Form of Payment Instruction) (a "Payment Instruction") signed by an authorised representative of the Seller and an authorised representative of the Purchaser (and whose respective specimen signatures are set out in Schedule 2), the Escrow Amount or any portion thereof, after deducting the Fee and Reimbursement (if any) set out in paragraph 13 below, to any designated payee(s) in accordance with the terms of the Payment Instruction. All other notices or communications given by the Parties to the Escrow Agent shall not be regarded as duly executed unless they are signed by an authorized representative of the Seller and an authorized representative of the Purchaser, and whose respective specimen signatures are set out in Schedule 2.

5.	As soon as practicable after, and in any event within two Business Days of, the receipt by the Escrow Agent of a Payment Instruction, the Escrow Agent shall give the Bank written instructions directing the telegraphic transfer of the Escrow Amount, after deducting the Fee and Reimbursement (if any) set out in paragraph 13 below, in accordance with the Payment Instructions. The Escrow Agent shall not be required to verify or confirm the relevant bank account particulars of the Seller or the Purchaser.

6.	Unless otherwise authorised in writing by the Parties, the Escrow Agent shall not (nor shall it have or be deemed to have any power or authority to) dispose of, deliver, release or otherwise deal with the Escrow Amount save and except in accordance with the provisions of this Escrow Agreement or any order of a court of competent jurisdiction binding upon the Escrow Agent.

7.	The Escrow Agent shall have no duties and obligations with respect to the Agreement, the Escrow Amount or the Escrow Account except the Escrow Obligations. Without limiting the generality of the foregoing, the Escrow Agent shall not be concerned or required to verify the matters referred to in or the validity of any Payment Instruction or written notice given by the Parties hereunder, and all Payment Instructions and all such notices appearing to be duly executed on behalf of the Parties in accordance with paragraph 4 above shall be deemed to be final, conclusive and binding on the Parties as to the matters referred to therein.

8.	The Escrow Agent shall be entitled to rely solely on a Payment Instruction and shall not be concerned to check, verify or confirm any provision of the Agreement or the Parties’ performance of obligations under the Agreement, or otherwise verify whether the Conditions have been satisfied or not satisfied for the release of the Cash Amount under the Agreement.

9.	The Escrow Agent may only accept, and rely and act upon any Payment Instruction, notices or other communication given by the Seller and the Purchaser jointly and duly executed in accordance with paragraph 4 above. Such joint Payment Instructions, notices or other communication may be executed and given to the Escrow Agent in counterparts by the Seller and the Purchaser such that they are deemed to have been given jointly on the date on which the Escrow Agent receives the last counterpart of such Payment Instruction, notice or other communication. The Escrow Agent shall accept, and rely and act upon such Payment Instruction, notice or communication given or made purportedly by the Seller and the Purchaser.

10.	Other than in respect of negligence or fraud on the part of the Escrow Agent, the Parties shall and hereby jointly and severally covenant and agree to indemnify and hold harmless the Escrow Agent from and against any and all actions, claims, costs, damages, liabilities and other expenses suffered or incurred by the Escrow Agent in connection with or arising from the performance by the Escrow Agent of the Escrow Obligations or any matter arising from this Escrow Agreement.

11.	In the event that the provisions of this Escrow Agreement or any Payment Instruction do not, in the sole opinion of the Escrow Agent, clearly and expressly provide for the manner in which the Escrow Agent should deal with the Escrow Amount in any given circumstance or in the event that there is disagreement between the Parties with respect to their instructions or between them or any other person resulting in adverse claims or demands being made in connection with the Escrow Account, the Escrow Agent may, at its sole discretion refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and it shall hold the Escrow Amount in the Escrow Account until:

(a) the rights of the Parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

(b) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and it shall have been notified thereof in writing signed by all such persons.

12.	Each of the Parties hereby acknowledges and agrees that by entering into this Escrow Agreement, it hereby irrevocably and unconditionally waives any conflict of interest or other objection to the appointment of the Escrow Agent as may arise from or in relation to the fact that Dibb Lupton Alsop has prior to the execution of this Escrow Agreement provided, and may hereafter provide, legal advice to the Purchaser in relation to the transactions contemplated by the Agreement, or other legal services to the Seller or the Purchaser or their respective affiliates on other maters whether or not related to the Agreement. The Seller hereby acknowledges and agrees that Dibb Lupton Alsop may continue to represent and provide legal advice to the Purchaser notwithstanding the escrow arrangements set out in this Escrow Agreement nor any dispute between the Seller and the Purchaser in relation to the Agreement or otherwise. Further for the avoidance of doubt, each of the Seller and the Purchaser agrees that in the event of any dispute or conflict between the Seller and the Purchaser, the Escrow Agent shall be entitled (but not obligated) to continue to act for the Purchaser in connection with the transactions contemplated by the Agreement.

13.	The Escrow Agent shall be entitled to reimbursement ("Reimbursement") of any reasonable expenses incurred by the Escrow Agent in connection with the provision of such services, provided that the Escrow Agent shall provide all evidence of such expenses as reasonably requested by any Party upon that Party's request. The Fee and Reimbursement shall be deducted from the Escrow Amount.

14.	The provisions of Clause 12 [Notice provision] shall and are hereby deemed to apply, as if set out fully in this Escrow Agreement, to the service of notices hereunder, and for such purpose, the Escrow Agent’s address for service shall be 41/F Bank of China Tower, 1 Garden Road, Central, Hong Kong (Attention: Mr. Christopher Clarke/Mr. Eugene Choi), fax number (852) 2810 1345.

15.	This Escrow Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China for the time being in force.

16.	This Escrow Agreement shall not be amended or varied except by written agreement duly executed by the Parties and the Escrow Agent.

17.	This Escrow Agreement shall not be assignable by any Party nor shall any Party declare a trust over its interest in this Escrow Agreement.

18.	This Escrow Agreement may be entered into on separate counterparts, each of which when so executed and delivered shall be an original but each counterpart shall together constitute one and the same instrument and shall take effect from the time of execution of the last counterpart. Each counterpart duly executed may be exchanged among the Parties and the Escrow Agent by facsimile transmission, which shall be as valid and effectual as if executed and delivered as an original.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

PACIFIC CENTURY REGIONAL
DEVELOPMENTS LIMITED

By:	/s/ Richard Li

Name: Richard Li

FIORLATTE LIMITED

By:	/s/ Francis P.T. Leung

Name: Francis P.T. Leung

Receipt of this Escrow Agreement acknowledged by
Dibb Lupton Alsop:

/s/ Dibb Lupton Alsop

Date: July 9, 2006